STOEL RIVES LLP                    Exhibit 5.1
                                 ---------------
                                    ATTORNEYS

                                One Union Square
                        600 University Street, Suite 3600
                         Seattle, Washington 98101-3197

                            Telephone (206) 624-0900
                               Fax (206) 386-7500


                                 April 14, 1997





Board of Directors
Pacific Aerospace & Electronics, Inc.
434 Olds Station Road
Wenatchee, Washington 98801

Gentlemen:

     We have acted as counsel for Pacific Aerospace & Electronics, Inc. (the "Company") in connection with the filing of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, relating to the resale of up to 1,948,541 shares of the common stock, $.001 par value per share (the "Shares"), of the Company by the holders thereof (the "Selling Shareholders"). The Shares are issuable upon conversion of 50,000 currently issued and outstanding shares of the Series A Convertible Preferred Stock, $.001 par value per share, of the Company. We have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

     Based on the foregoing, it is our opinion that;

1. The Company is a corporation duly organized and validly existing under the laws of the State of Washington; and

2. The Shares have been duly authorized. Assuming due conversion of the shares of Series A Convertible Preferred Stock held by the Selling Shareholders in accordance with the Designation of Rights and Preferences thereof, the Shares issuable upon such conversion will be, when issued, legally issued, fully paid, and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        /s/ STOEL RIVES LLP

                                        STOEL RIVES LLP